Exhibit 5.1

to Post-Effective

Amendment No. 1 on Form S-8

(No. 333-190348

NIXON PEABODY LLP

1300 Clinton Square

Rochester, New York 14604

(585) 263-1000

Fax: (585) 263-1600

January 10, 2014

Corning Natural Gas Holding Corporation

330 W. William St.

Corning, New York 14830

Ladies and Gentlemen:

We have acted as counsel to Corning Natural Gas Holding Corporation, a New York corporation (the "Company"), in connection with the issuance of up to 221,585 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), which may be issued pursuant to the Company's Amended and Restated 2007 Stock Plan, as amended (the "Plan"), covered by: (a) the Company's registration statement on Form S-4 (No. 333-190348), as amended by pre-effective amendments numbered 1-3 (the "Form S-4"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), which Form S-4 was declared effective by the Commission on September 30, 2013, (b) Post-Effective Amendment No. 1 to the Form S-4 on Form S-8, filed with the Commission on January 10, 2014 (the "Form S-8" and together with the Form S-4, the "Registration Statements"), (c) the prospectus contained in the Form S-4 (the "Prospectus"), and (d) the prospectus to be provided to participants in the Plan pursuant to Rule 428(b)(1) issued by the Commission under the 1933 Act (the "Plan Prospectus"). The Shares are to be sold by the Company in the manner described in the Form S-8, the Prospectus, the Plan Prospectus, and the Plan.

In connection with the foregoing, we have examined the Registration Statements, the Prospectus, and the Plan. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion expressed below.

As to factual matters material to the opinion set forth below, we have relied, without investigation, upon the representations and statements of the Company in the Registration Statements, the Prospectus, the Plan, and in such certificates of government officials and officers of the Company as we have deemed necessary for the purpose of the opinion expressed herein.

In rendering the following opinion, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

Based upon and subject to the foregoing, and the other qualifications, assumptions, and limitations contained herein, we are of the opinion that:

The Shares have been duly and validly authorized and upon issuance in the manner contemplated by the Registration Statements, the Prospectus, the Plan Prospectus, and the Plan, the Shares will be validly issued, fully paid and non-assessable.

We do not purport to express an opinion on any laws other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form S-8. In giving such consent, we do not thereby admit that we are an "expert" within the meaning of the 1933 Act.

Very truly yours,

/s/ Nixon Peabody LLP